Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our reports dated April 17, 2017 with respect to the financial statements of Western Asset Managed Municipals Fund and Western Asset California Municipals Fund and our reports dated April 18, 2017 with respect to the financial statements of Western Asset Emerging Markets Debt Fund and Western Asset Short Duration Municipal Income Fund, each a series of the Legg Mason Partners Income Trust, as of February 28, 2017, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

New York, New York

June 16, 2017